Exhibit (h)(34)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (the “Agreement”), dated as of this 1st day of January, 2009 (the “Effective Date”), by and between NORTHERN TRUST INVESTMENTS, N.A., a national banking association (the “Administrator”), and NORTHERN FUNDS (the “Fund”), a Delaware statutory trust.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the “Portfolios”), and the Administrator is willing to render such services.

WITNESSETH:

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1         Definitions.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)       “Advisory Agreement” shall mean the Investment Advisory and Ancillary Services Agreement between the Fund and the Administrator made as of January 29, 2008, as currently in effect and as amended and/or superseded from time to time.

(b)       “Articles of Incorporation” shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a party as the same may be amended from time to time.

(c)       “Assign” and “Assignment” shall have the same meaning herein as the term “assignment” has in the 1940 Act.

(d)       “Authorized Person” shall be deemed to include (i) any Board Member or officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to the Administrator from time to time.

(e)       “Board Members” shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

(f)       “Board of Directors” shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

(g)       “By-Laws” shall mean the By-Laws of a party as the same may be amended from time to time.

(h)       “Commission” shall mean the Securities and Exchange Commission.

(i)       “Custodian” refers to any custodian or subcustodian of securities and other property, which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a custody agreement.

(j)       “1933 Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

(k)       “1940 Act” shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

(l)       “Oral Instructions” shall mean instructions, other than Written Instructions, actually received by the Administrator from a person reasonably believed by the Administrator to be an Authorized Person.

(m)       “Prospectus” shall mean the most recently dated Fund Prospectuses and Statements of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

(n)       “Shares” refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

(o)       “Written Instructions” shall mean a written communication signed by a person reasonably believed by the Administrator to be an Authorized Person and actually received by the Administrator. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2         Appointment of the Administrator.

The Fund hereby appoints the Administrator to act as administrator of the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. This Agreement shall be effective and binding on the parties hereto as of the Effective Date.

Article 3         Duties of the Administrator.

3.1       Subject to the general supervision of the Board of Directors, the Administrator shall provide supervision of all aspects of the Fund’s operations (other than those referred to in paragraph 3(a) of the Advisory Agreement) and perform the customary services of an administrator, including but not limited to the corporate secretarial, treasury and blue sky services set forth in Schedule B to this Agreement.

3.2       In performing its duties under this Agreement, the Administrator: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectus and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, the Administrator shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios under this Agreement.

3.3       In addition to the duties set forth herein, the Administrator shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Administrator.

3.4       The Administrator agrees to provide the services described herein in accordance with the performance standards to be agreed upon from time to time by the parties in a separate written agreement.

3.5       The services of the Administrator hereunder are not deemed exclusive and the Administrator shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

Article 4         Recordkeeping and Other Information.

4.1       The Administrator shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the 1940 Act.

4.2       To the extent required by Section 31 of the 1940 Act, the Administrator agrees that all such records prepared or maintained by the Administrator relating to the services to be performed by the Administrator hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund’s request.

Article 5         Fund Instructions.

5.1       The Administrator will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

5.2       At any time, the Administrator may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Administrator. Written Instructions requested by the Administrator will be provided by the Fund within a reasonable period of time.

5.3       The Administrator, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund’s failure to so confirm shall not impair in any respect the Administrator’s right to rely on Oral Instructions.

Article 6         Compensation.

6.1       The Administrator will from time to time employ or associate with itself such person or persons as the Administrator may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons include officers and employees who are employed by both the Administrator and the Fund. The Administrator shall pay the compensation of such person or persons and no obligation shall be incurred on behalf of the Fund in such respect.

6.2       The Administrator shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory fees; custody and transfer agency fees; fees paid under any service or distribution plan adopted by the Fund; costs of printing and mailing stock certificates; costs of typesetting and printing of the Prospectus for regulatory purposes and for distribution to existing shareholders of the Portfolios; costs of shareholders’ reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with the Administrator; outside auditing expenses; outside legal expenses; blue sky registration or filing fees; or other expenses not specified in this Section 6.2 which may be properly payable by the Fund. The Administrator shall not be required to pay any blue sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

6.3       The Fund on behalf of each of the Portfolios will compensate the Administrator for the performance of its obligations hereunder in accordance with the fees and charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

6.4       During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with the performance of its duties under Article 3 and Article 4 hereof, other than those items listed in Section 6.2 and those out-of-pocket costs of the preparations, submissions, updatings and filings of the Fund’s Prospectus.

6.5       Any compensation agreed to hereunder may be adjusted from time to time by the unanimous written consent of the parties.

Article 7         Documents.

In connection with the appointment of the Administrator, the Fund shall, on or before the Effective Date, but in any case within a reasonable period of time for the Administrator to prepare to perform its duties hereunder, deliver or caused to be delivered to the Administrator the documents set forth in the written schedule of fund documents annexed hereto as Schedule D.

Article 8         Fund Accounting System.

8.1       The Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights owned and/or developed by it in connection with the services provided by the Administrator to the Fund pursuant to this Agreement (the “Administrator System”).

8.2       The Administrator hereby grants to the Fund a limited license to the Administrator System for the sole and limited purpose of having the Administrator provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

8.3       In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund, is provided with direct access to the Administrator System, such direct access capability shall be limited to direct entry to the Administrator System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry, and any other non-conforming method of transmission of information to the Administrator System is strictly prohibited without the prior written consent of the Administrator.

Article 9         Representations and Warranties.

9.1       The Administrator represents and warrants to the Fund that:

(a)      it is validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b)      it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated by this Agreement;

(c)      all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

(d)      it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

9.2       The Fund represents and warrants to the Administrator that:

(a)      it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

(b)      it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

(c)      all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

(d)      a registration statement under the 1933 Act and the 1940 Act on behalf of each of the Portfolios is currently effective; and

(e)      as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list furnished to the Administrator pursuant to Article 7 of this Agreement and that it will notify the Administrator immediately of any changes to the aforementioned list.

Article 10         Indemnification.

10.1     The Fund shall indemnify and hold the Administrator harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Administrator or for which the Administrator may be held to be liable in connection with this Agreement or the Administrator’s performance hereunder (a “Claim”), unless such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of the Administrator in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) the Administrator’s breach of Article 14 of this Agreement.

10.2     The Fund agrees and acknowledges that the Administrator has not prior to the Effective Date assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Fund or its administrator prior to such date, except for those duties that the Administrator has agreed to perform pursuant to this Agreement or the Co-Administration Agreement referred to in Article 22.1 hereof. The Fund further agrees to indemnify the Administrator against any losses, claims, damages or liabilities to which the Administrator may become subject in connection with the conduct by the Fund or its administrator of such duties prior to the Effective Date.

10.3     The Administrator shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable in connection with this Agreement or the Fund’s performance hereunder (a “Claim”), provided that such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of the Administrator in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) the Administrator’s breach of Article 14 of this Agreement.

10.4     In any case in which one party (the “Indemnifying Party”) may be asked to indemnify or hold another party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not relieve the Indemnifying Party from any liability which it may otherwise have to the Indemnified Party, and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel of good standing chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to assume the defense of any such Indemnification Claim and retain such counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party. In the event that the Indemnifying Party does not elect to assume the defense of any such Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

Article 11         Standard of Care.

11.1     The Administrator shall at all times act in good faith and agree to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assume no responsibility for loss or damage to the Fund unless said errors are caused by the Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of its reckless disregard thereof.

11.2     Each party shall have the duty to mitigate damages for which another party may become responsible.

11.3     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR ANY OF ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL DAMAGES.

Article 12       Term and Termination.

12.1     This Agreement shall be effective on the Effective Date and, unless sooner terminated as provided herein, shall continue until June 30, 2009 (the “Initial Term”).

12.2     Upon the expiration of the Initial Term, this Agreement shall continue automatically for successive one-year terms (“Renewal Terms”) with respect to each Portfolio, provided such continuance is specifically approved at least annually by (i) the Board of Directors or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the particular Portfolio, provided that in either event the continuance is also approved by a majority of the Board Members who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

12.3     Each party may terminate this Agreement at any time after the Initial Term, with or without cause, and without penalty, on at least sixty (60) days written notice to the other party.

12.4     The Fund may terminate this Agreement at any time during the Initial Term in the event that the Fund or its shareholders incur damages in excess of one hundred thousand dollars ($100,000) as a result of the willful misfeasance, bad faith or negligence of the Administrator, or the reckless disregard of its duties hereunder. For this purpose, “damages” is defined as damages caused by a single event, or cumulative series of events related to the same matter, which generates a monetary loss to the Fund or its shareholders. The Fund’s right to terminate this Agreement pursuant to this Section 12.4 shall remain effective even if the Administrator has made the Fund or its shareholders whole with respect to the damages caused.

12.5     The Fund may also terminate this Agreement at any time during the Initial Term, regardless of the amount of damages to the Fund or its shareholders, in the event that the Administrator has failed to meet one of the performance standards agreed upon between the parties (a “Triggering Event”). The Fund will provide the Administrator with sixty (60) days written notice if the Fund intends to exercise its option to terminate this Agreement under this Section 12.5; provided, however, that such notice must be given within sixty (60) days following the end of the month in which the Triggering Event occurs.

12.6     In the event this Agreement: (a) is terminated by the Fund pursuant to Section 12.4, Section 12.5 or Section 12.7 hereof; or (b) is not continued after June 30, 2010 or the expiration of any Renewal Term, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor administrator shall be borne by the

Administrator, and the Fund shall not be responsible for the Administrator’s costs associated with such termination; provided, however, that such expenses shall not exceed twenty-five thousand dollars ($25,000).

12.7     The Fund may terminate this Agreement upon its Assignment by the Administrator unless the conditions to an Assignment as set forth in Article 16 hereof have been satisfied.

Article 13       Additional Portfolios.

In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A with respect to which the Fund desires to have the Administrator render services as administrator under the terms hereof, the Fund shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, Schedule A shall be deemed amended to include such additional Portfolios.

Article 14       Confidentiality.

14.1     The parties agree that the Proprietary Information (defined below) is confidential information of the parties and their respective licensers. The Fund and the Administrator shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Proprietary Information of each other as they would exercise to protect their own Proprietary Information. The Fund and the Administrator may use the Proprietary Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law, the Fund and the Administrator shall not duplicate, sell or disclose to others the Proprietary Information of the other, in whole or in part, without the prior written permission of the affected party. The Fund and the Administrator may, however, disclose Proprietary Information to their respective employees who have a need to know the Proprietary Information to perform work for the other, provided that the Fund and the Administrator shall use reasonable efforts to ensure that the Proprietary Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Fund and the Administrator may also disclose the Proprietary Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this Section 14.1. Notwithstanding the previous sentence, in no event shall either the Fund or the Administrator disclose the Proprietary Information to any competitor of the other without specific, prior written consent.

14.2     Proprietary Information means:

(a)       any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(b)       any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Administrator a competitive advantage over their competitors;

(c)       all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

(d)       all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party hereto which now exist or come into the control or possession of the other; and

(e)       with respect to the Fund, all records and other information relative to the Fund and its prior, present or potential shareholders (and clients of such shareholders).

14.3     The obligations of confidentiality and restriction on use herein shall not apply to any Proprietary Information that a party proves:

(a)       Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

(b)       Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

(c)       Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

(d)       Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

(e)       Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Proprietary Information disclosed under this Agreement.

14.4     Notwithstanding the foregoing, it is hereby understood and agreed by the parties hereto that any marketing strategies, customer profiles or administrative, business or shareholder servicing plans or similar items prepared or developed by the Administrator for the benefit of the Fund shall be considered the Proprietary Information of the Fund and nothing in this Agreement shall be construed to prevent or prohibit the Fund from disclosing such Proprietary Information to a successor administrator.

14.5     The obligations of the parties hereto under this Article 14 shall survive the termination of this Agreement.

Article 15       Force Majeure.

No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by circumstances beyond such party’s reasonable control. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 16       Assignment and Subcontracting.

This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be Assigned or otherwise transferred by any party hereto without the prior written consent of the other party; provided, however, that each party may, in its sole discretion, Assign all its right, title and interest in this Agreement to an entity controlling, controlled by, or under common control with, such party, provided that the Board of Directors in its sole discretion reasonably determines within ninety (90) days of receiving written notice of such Assignment that: (i) the financial capacity of the Administrator’s assignee is not materially less than that of the Administrator; (ii) the nature and quality of the services to be provided hereunder are not materially adversely affected by such Assignment; and (iii) the quality and capability of the personnel and facilities of the Administrator’s assignee are not materially less than those of the Administrator. The Administrator may, in its sole discretion, engage subcontractors to perform any of its obligations contained in this Agreement that it is otherwise required to perform hereunder, provided that the Administrator shall be responsible for all compensation payable to such subcontractors and shall remain responsible for the acts and omissions of such subcontractors to the same extent that the Administrator is hereunder.

Article 17       Notice.

Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Administrator shall be sufficiently given if addressed to a party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

Craig Carberry, Esq.

The Northern Trust Company

50 South LaSalle Street – M-9

Chicago, IL 60675

with a copy to:

Diana E. McCarthy, Esq.

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

To Northern:

Craig Carberry, Esq.

The Northern Trust Company

50 South LaSalle Street – M-9

Chicago, IL 60675

Article 18       Governing Law/Venue.

The laws of the State of Illinois, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement (except as to Article 23 hereof which shall be construed in accordance with the laws of the State of Delaware). All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Chicago, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

Article 19       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 20       Captions.

The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 21       Publicity.

No party shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that a party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 22       Entire Agreement; Severability.

22.1     This Agreement, including all Schedules and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written or oral, between the parties with respect to the subject matter hereof, including the Co-Administration Agreement between the parties dated as of July 31, 2000 (“Co-Administration Agreement”). No change, termination, modification or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against the Administrator unless said writing is executed by a Senior Vice President, Executive Vice President or President of the Administrator. No such writing shall be effective as against the Fund unless said writing is executed by the Chairman of the Board of Directors or another person specifically designated by the Board of Directors. A party’s waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

22.2     The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement shall remain fully effective.

Article 23       Board Member and Shareholder Liability.

This Agreement is executed by or on behalf of the Fund with respect to each of the Portfolios and the obligations hereunder are not binding upon any of the Board Members, officers or shareholders of the Fund individually but are binding only upon the Portfolio to which such obligations pertain and the assets and property of such Portfolio. All obligations of the Fund under this Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio. The Fund’s Declaration of Trust is on file with the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the Effective Date.

NORTHERN FUNDS

By:	/s/ Lloyd Wennlund

Name:	Lloyd Wennlund

Title:	President

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Eric Schweitzer

Name:	Eric Schweitzer

Title:	Senior Vice President

SCHEDULE A

TO THE

ADMINISTRATION AGREEMENT

BY AND BETWEEN

NORTHERN FUNDS

AND

NORTHERN TRUST INVESTMENTS, N.A.

DATED JANUARY 1, 2009

LIST OF FUNDS

Money Market Fund

U.S. Government Money Market Fund

U.S. Government Select Money Market Fund

Municipal Money Market Fund

California Municipal Money Market Fund

U.S. Government Fund

Short-Intermediate U.S. Government Fund

Intermediate Tax-Exempt Fund

California Intermediate Tax-Exempt Fund

Fixed Income Fund

Tax-Exempt Fund

Arizona Tax-Exempt Fund

California Tax-Exempt Fund

Global Fixed Income Fund

High Yield Municipal Fund

High Yield Fixed Income Fund

Income Equity Fund

Stock Index Fund

Large Cap Value Fund

Growth Equity Fund

Select Equity Fund

Mid Cap Growth Fund

Small Cap Index Fund

Small Cap Value Fund

Small Cap Growth Fund

International Growth Equity Fund

Technology Fund

Multi-Manager International Equity Fund

Multi-Manager Large Cap Fund

Multi-Manager Mid Cap Fund

Multi-Manager Small Cap Fund

Multi-Manager Emerging Markets Equity Fund

Multi-Manager Global Real Estate Fund

Global Real Estate Index Fund

Global Sustainability Index Fund

International Equity Index Fund

Mid Cap Index Fund

Bond Index Fund

Emerging Markets Equity Fund

Enhanced Large Cap Fund

Developed International Small Cap Index Fund

Short Intermediate Tax-Exempt Fund

SCHEDULE B

DUTIES OF THE ADMINISTRATOR

(a)        Maintaining office facilities (which may be in the offices of the Administrator or a corporate affiliate) and furnishing corporate officers for the Fund;

(b)        Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

(c)        Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

•	Expense accrual monitoring and payment of the Fund’s bills, preparing monthly reconciliation of the Fund’s expense records and updating projections of annual expenses

•	Determining dividends

•	Calculating yields and total returns

•	Preparing materials for review by the Board of Directors, e.g., written reports pursuant to Rules 2a-7, 10f-3, 17a-7, 17e-1 and 144A and the Fund’s applicable procedures

•	Tax and financial counsel

•	Creating expense pro formas for new Portfolios/classes

•	Reporting Fund statistical information to investment company reporting agencies and associations (e.g., Lipper Analytical Services, Inc. and the Investment Company Institute)

•	Compliance testing (e.g., to test compliance with applicable provisions of the Prospectus, 1940 Act and Internal Revenue Code)

(d)        Preparing and submitting reports to the Fund’s shareholders and the Commission including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

(e)        Preparing and arranging for printing of financial statements;

(f)        Preparing monthly Portfolio profile reports;

(g)        Preparing and filing the Fund’s federal and state tax returns (other than those required to be filed by the Fund’s custodian and transfer agent) and providing shareholder tax information to the Fund’s transfer agent;

(h)        Assisting the Fund’s investment adviser, at the adviser’s request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the adviser in monitoring compliance with each Portfolio’s investment objective, policies, restrictions, tax matters and applicable laws and regulations;

(i)        Assisting in marketing strategy and product development;

(j)        Performing oversight/management responsibilities, including the following:

•	Supervision and coordination of transfer agent

•	Supervision and coordination of IRA custodian

•	Supervision and coordination of Fund custodian

•	Vendor management and invoicing

•	Daily report coordination

•	Media relations

•	Sales literature forms and development

•	Fund operations coordination

•	Management of auditor relationship

•	Oversight of Portfolio compliance and tax function

(k)        Performing “blue sky” compliance functions, as follows:

•

Effecting and maintaining, as the case may be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Fund, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained.

•	Filing with each appropriate jurisdiction the appropriate materials relating to the Fund.

•

Providing to the Fund quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Fund. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Fund outlining the entities which are permitted to maintain omnibus positions with the Fund.

•

In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, the Administrator will promptly notify the Fund with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. The Administrator will not register additional Shares in such jurisdiction unless and until the Administrator shall have received Written Instructions to do so.

•

If the Administrator is instructed by the Fund not to register Shares in a particular jurisdiction, the Administrator will use its best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to the Administrator as sales of Shares of the Fund.

(l)        Performing corporate secretarial services including the following:

•	Assist in maintaining corporate records and good standing status of the Fund in its state of organization

•	Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

•

Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly and special board meetings and committee meetings; assemble and distribute board materials for board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues; prepare such periodic and special reports as the Board Members may reasonably request

•	Provide support for written consent votes where needed

(m)        Monitoring the Fund’s arrangements with respect to services provided by institutions (“Servicing Agents”) to their customers who are the beneficial owners of Shares, pursuant to agreements (“Servicing Agreements”) between the Fund and such Servicing Agents including:

•	Review the qualifications of Servicing Agents wishing to enter into Servicing Agreements

•	Assist in the execution and delivery of Servicing Agreements

•	Report to the Board of Directors with respect to the amounts paid or payable by the Fund from time to time under the Servicing Agreements and the nature of the services provided by Servicing Agents

•	Maintain appropriate records in connection with their monitoring duties

(n)        Performing the following legal services:

•	Prepare and file annual Post-Effective Amendments to the Fund’s Registration Statement

•	Prepare and file Rule 24f-2 Notices

•	Prepare and file Forms N-SAR

•	Prepare and file Annual and Semi-Annual Financial Reports

•	Communicate significant regulatory or legislative developments to Fund management and Board Members and provide related planning assistance where needed

•	Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed

•	Maintain effective communication with outside counsel

•	Arrange D&O/E&O insurance and fidelity bond coverage for Fund

•	Assist in monitoring Fund Code of Ethics reporting and provide such reports to the person designated under the Fund’s Code

•	Monitor handling of litigation by outside counsel and non-routine regulatory matters

•	Assist in managing Commission audits of the Fund at the investment adviser’s principal place of business

•	Review sales material and advertising for Fund Prospectus compliance

•	Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers

•	Prepare compliance manuals

SCHEDULE C

FEE SCHEDULE

For the services rendered, expenses assumed, facilities furnished and payments made by the Administrator, as provided for in this Agreement, the Fund, on behalf of each Portfolio, on the first business day of each month, will pay the Administrator a fee for the previous month at the annualized rate of .15% of each Portfolio’s average daily net assets.

The foregoing fee will be computed based on net assets on each day.

SCHEDULE D

FUND DOCUMENTS

•	Certified copy of the Articles of Incorporation of the Fund

•	Certified copy of the By-Laws of the Fund

•	Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

•	Copies of all agreements between the Fund and its service providers

•

A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of the Shares in such jurisdictions

•	The Fund’s most recent post-effective amendment to its registration statement

•	The Fund’s Prospectus